Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 033-20773 on Form N–1A of our reports dated February 11, 2022, relating to the financial statements and financial highlights of VIP Disciplined Small Cap Portfolio and VIP Emerging Markets Portfolio, our reports dated February 15, 2022, relating to the financial statements and financial highlights of VIP Index 500 Portfolio and VIP Contrafund Portfolio, each a fund of Variable Insurance Products Fund II, and our reports dated February 16, 2022, relating to the financial statements and financial highlights of VIP Extended Market Index Portfolio, VIP International Index Portfolio, and VIP Total Market Index Portfolio, appearing in the Annual Reports on Form N-CSR of Variable Insurance Products Fund II for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 13, 2022